EXHIBIT 99.1

Interactive Intelligence Announces Preliminary Fourth Quarter and Fiscal Year Results

INDIANAPOLIS, Jan. 10, 2008 -- Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of business communications solutions, today announced preliminary results for its fourth quarter and fiscal year, ending Dec. 31, 2007.

The company expects to report fiscal year revenues of between $109.0 million and $111.0 million, with GAAP operating income between $8.0 million and $8.5 million. These results compare to revenues of $83.0 million and GAAP operating income of $5.0 million in the 2006 fiscal year.

Revenues in the 2007 fourth quarter are expected to range from $29.0 million to $30.0 million, with GAAP operating income between $1.8 million and $2.3 million, compared to revenues of $23.9 million and GAAP operating income of $1.3 million in the same quarter last year.

Cash flow from operating activities in the 2007 fiscal year is expected to be approximately $19.0 million with over $9.0 million for the 2007 fourth quarter. Cash and short-term investments as of Dec. 31, 2007 are anticipated to exceed $46.0 million, up from $27.1 million at the end of 2006.

“Certain new customer contracts pushed into 2008, however, we believe that most of this business will be realized in the first quarterof 2008,” said Interactive Intelligence chief financial officer, Stephen R. Head. “We currently expect that the first quarter will present continued year-over-year growth. We will present our outlook for 2008 when we report our final results.”

The company has not completed the preparation of its 2007 fourth quarter and fiscal year financial statements. Accordingly, the preliminary results provided are subject to change.

Interactive Intelligence will host a conference call Wednesday, Jan. 30 at 4:30 p.m. Eastern time (EST), featuring the company’s president and chief executive officer, Dr. Donald E. Brown, and Stephen R. Head. There will be a live Q&A session following opening remarks.

To access the teleconference, please dial 1 877.548.7911 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence fourth quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://www.inin.com/investors. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of business communications solutions for contact center automation, enterprise IP telephony, and enterprise messaging. The company was founded in 1994 and has more than 3,000 customers worldwide. Interactive Intelligence is among the top 500 global software and services suppliers, and is ranked among the top 200 North American networking vendors. The company employs more than 550 people and is headquartered in Indianapolis, Indiana. It has six global corporate offices, with additional sales offices throughout North America, Europe and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: http://www.inin.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth and increasingly complex third-party relationships; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com